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(KPMG LOGO)
CHARTERED ACCOUNTANTS


Securities and Exchange Commission
450 Fifth St. North West
Washington, DC 20259
U.S.A.

March 26, 1997

We hereby consent to the inclusion in the Annual Report on Form 10-K of Campbell Resources Inc. (the "Corporation") for the year ended December 31, 1996 of our report dated February 21, 1997 which appears under Item 14 of the aforementioned Annual Report on Form 10-K, as amended.



KPMG